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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

HITTITE MICROWAVE CORPORATION
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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HITTITE MICROWAVE CORPORATION
2 Elizabeth Drive
Chelmsford, Massachusetts 01824

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        We invite you to attend our 2012 Annual Meeting of Stockholders, which is being held as follows:

Date:	May 15, 2012
Time:	10:00 a.m., local time
Location:	Foley Hoag LLP 155 Seaport Blvd. Boston, Massachusetts 02210

        At the meeting, we will ask our stockholders to:

  •
  re-elect as directors each of our seven incumbent directors, each to serve for a one-year term ending in 2013;

  •
  approve, on a non-binding advisory basis, the compensation of our named executive officers;

  •
  ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; and

  •
  consider any other business properly presented at the meeting.

        You may vote on these matters in person, by proxy or via the internet. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the internet, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy or internet vote and vote your shares in person. Only stockholders of record at the close of business on April 9, 2012 may vote at the meeting.

By order of the Board of Directors,

Robert W. Sweet, Jr. Secretary
April 24, 2012

PROXY STATEMENT
FOR THE
HITTITE MICROWAVE CORPORATION
2012 ANNUAL MEETING OF STOCKHOLDERS

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2012

        This proxy statement and our 2011 Annual Report to Stockholders are also available for viewing, printing and downloading at http://materials.proxyvote.com/43365Y.

 INFORMATION ABOUT THE MEETING

The Meeting

        The 2012 Annual Meeting of Stockholders of Hittite Microwave Corporation will be held at 10:00 a.m., local time, on Tuesday, May 15, 2012 at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Massachusetts 02210. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

  •
  the re-election as directors of each of our seven incumbent directors, each to serve for a one-year term ending in 2013;

  •
  a non-binding advisory "say on pay" vote on the compensation of our named executive officers;

  •
  the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; and

  •
  any other business properly presented at the meeting.

This Proxy Solicitation

        We have sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

  •
  This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

  •
  The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

        We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

        We will mail this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 24, 2012. In this mailing, we will include a copy of our 2011 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2011 (excluding exhibits), as filed with the Securities and Exchange Commission.

Who May Vote

        Holders of record of our common stock at the close of business on April 9, 2012 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

        A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Chief Financial Officer, William W. Boecke, at our offices located at 2 Elizabeth Drive, Chelmsford, Massachusetts 01824, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., local time, on any business day from May 1, 2012 to the time of the annual meeting.

 How to Vote

        You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 9, 2012, the record date for the meeting. You may vote your shares at the meeting in person, by proxy or via the internet.

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  To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

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  To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the re-election of each of our incumbent directors, FOR the approval, on an advisory basis, of the compensation paid to our named executive officers and FOR the ratification of our independent registered public accounting firm. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner they deem appropriate.

  •
  To vote via the internet, you must access the website for internet voting at www.voteproxy.com. Please have the enclosed proxy card handy when you access the website and follow the on screen instructions. Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 P.M. on May 14, 2012. If you vote via the internet, you do not have to return your proxy card via mail.

        If you vote by proxy or via the internet, you may revoke your vote at any time before it is exercised by taking one of the following actions:

  •
  sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

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  voting again by proxy or via the internet on a later date; or

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  attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

        If the shares you own are held in "street name" by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of providing voting instructions to them over the internet or by telephone, directions for which would be provided by your brokerage firm on your vote instruction form.

        Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to "routine" proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposals 1 and 2, regarding the election of directors and the advisory say on pay vote, are "non-routine" proposals. If you do not instruct your broker how to vote with respect to these proposals, your broker will not vote with respect to these proposals and your shares will be recorded as "broker non-votes" and will not affect the outcome of the vote on these proposals. "Broker non-votes" are shares that are held in "street name" by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.

        Proposal 3, the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm is considered to be a routine item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.

        If a broker or nominee holds shares of our common stock in "street name" for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposals 1 and 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

 Quorum Required to Transact Business

        At the close of business on March 31, 2012, 31,484,764 shares of common stock were outstanding. Our by-laws require that a majority of the outstanding shares of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

        If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2011 Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2011 Annual Report unless you provided our transfer agent with contrary instructions.

        This practice, known as "householding," is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2011 Annual Report by sending a written request to Hittite Microwave Corporation, attention William W. Boecke, Chief Financial Officer, 2 Elizabeth Drive, Chelmsford, Massachusetts 01824, or by calling Mr. Boecke at (978) 250-3343. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by contacting your broker or by calling (800) 542-1061 or writing to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (800) 937-5449 or writing to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

PROPOSAL 1: ELECTION OF DIRECTORS

        The first proposal on the agenda for the meeting is the election of seven persons to serve as directors. The term of each director elected at our 2012 Annual Meeting of stockholders will begin at the meeting and end at our 2013 annual meeting of stockholders, or, if later, when the director's successor has been elected and has qualified.

Nominees for Election

        The following table sets forth certain information as of April 24, 2012 regarding our seven incumbent directors, each of whom has been nominated for re-election.

Name	Age	Position
Stephen G. Daly	46	Chairman of the Board, President and Chief Executive Officer
Ernest L. Godshalk	67	Director(1)
Rick D. Hess	58	Director(2)
Adrienne M. Markham	60	Director(3)
Brian P. McAloon	61	Director(4)
Cosmo S. Trapani	73	Director(5)
Franklin Weigold	73	Lead Director(6)

(1)
Chairman of the Audit Committee and member of the Compensation Committee

(2)
Chairman of the Nominating and Corporate Governance Committee and member of the Audit Committee

(3)
Chairman of the Compensation Committee and member of the Nominating and Corporate Governance Committee

(4)
Member of the Compensation Committee and Nominating and Corporate Governance Committee.

(5)
Member of the Audit Committee and Compensation Committee

(6)
Member of the Nominating and Corporate Governance Committee. For a description of the responsibilities of our lead director, see "Our Board of Directors and Management—Board of Directors."

        Stephen G. Daly has served as our President since January 2004, and as our Chief Executive Officer since December 2004. He has served as a member of our board of directors since January 2004, and as our Chairman since December 2005. Since joining Hittite in 1996, Mr. Daly has held various positions, including Applications Engineer, Principal Sales Engineer, Director of Sales and Director of Marketing. From 1992 to 1996, Mr. Daly held sales management positions at Alpha Industries and M/A-COM, which were engaged in the development and manufacture of RF and microwave semiconductors. From 1988 to 1992, Mr. Daly held various microwave design engineering positions at Raytheon's Missile Systems Division and Special Microwave Device Operations Division. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University. We believe that Mr. Daly's educational background in electrical engineering and microwave circuit design, his professional experience as a microwave design engineer and as a sales and marketing executive, and his extensive knowledge of our company's history and culture, its products, technology and personnel, and its markets and customers, qualify him to serve as a member of our board of directors.

        Ernest L. Godshalk has served as a member of our board of directors since 2008. From 2001 until his retirement in 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a manufacturer of semiconductor processing equipment. Previously, he served as Varian's Vice President and Chief Financial Officer. He is a

director of GT Advanced Technologies, Inc. Mr. Godshalk received his B.A. from Yale University in 1967 and his M.B.A. from Harvard University in 1969. We believe that Mr. Godshalk's educational background in management, accounting and finance, his extensive knowledge of our industry, gained from his employment as a senior operating executive and chief financial officer of public companies engaged in businesses similar to ours, and his experience as a director of other public companies qualify him to serve as a member of our board of directors.

        Rick D. Hess has served as a member of our board of directors since 2005. Mr. Hess is currently Vice President of Superconductors at American Superconductor Corporation, a producer of proprietary technologies and solutions for the electrical power infrastructure industry. From 2006 to 2010, he was President and Chief Executive Officer of Konarka Technologies, Inc., a developer of photovoltaic cells on plastic. Mr. Hess served as President and Chief Executive Officer of Integrated Fuel Cell Technologies, Inc., or IFCT, a developer of fuel cell systems, from 2004 to 2006. IFCT filed a petition for voluntary bankruptcy in the U.S. Bankruptcy Court for the District of Delaware on April 12, 2007. From 1999 to 2004, Mr. Hess served as President of M/A-COM. Mr. Hess received a B.S. in Electrical Engineering from Purdue University and an M.S. in Electrical Engineering from Johns Hopkins University. We believe that Mr. Hess's educational background in electrical engineering, his extensive knowledge of our industry, gained from his employment as a senior operating executive of public and private semiconductor companies, and the skills, judgment and experience he has accumulated in these capacities and as a chief executive officer qualify him to serve as a member of our board of directors.

        Adrienne M. Markham has served as a member of our board of directors since 2008. Ms. Markham has been a director at the law firm of Goulston & Storrs, a Professional Corporation since 1991. Ms. Markham has over 26 years of experience focusing on employment and corporate litigation. She has been an advisor to several bio-science and bio-tech firms. Ms. Markham received a B.S. in Education from Boston University and a J.D. from Suffolk University Law School. We believe that Ms. Markham's educational background and professional training as an attorney, her knowledge and experience in the fields of litigation and employment law and her work as an advisor to other technology-based businesses qualify her to serve as a member of our board of directors.

        Brian P. McAloon has served as a member of our board of directors since 2008. Mr. McAloon was, from 2001 to 2008, Group Vice President of the DSP and Systems Products Group of Analog Devices, Inc., a provider of semiconductors for high performance signal processing applications. He also served in a number of other roles at Analog Devices, including Vice President, Sales, Vice President, Sales and Marketing—Europe and Southeast Asia and General Manager, Analog Devices, B.V. Mr. McAloon received his B.Sc. in Electronics and Electrical Engineering from Glasgow University. We believe that Mr. McAloon's educational background in electrical engineering, his extensive knowledge of our industry, and the skills, knowledge and judgment accumulated through his long tenure as a senior operating and sales executive of a public company that is engaged in a business similar to ours qualify him to serve as a member of our board of directors.

        Cosmo S. Trapani has served as a member of our board of directors since 2000. From 2000 to 2002, Mr. Trapani served as Vice President and Chief Financial Officer of PRI Automation, Inc, a manufacturer of semiconductor process automation systems. From 1999 to 2000, Mr. Trapani was Senior Vice President and Chief Financial Officer at Circor International, Inc., a manufacturer of fluid control systems. From 1990 to 1998, Mr. Trapani was Executive Vice President and Chief Financial Officer of Unitrode Corporation, a manufacturer of analog and mixed-signal integrated circuits. Prior to Unitrode, Mr. Trapani was Vice President Finance for Instron Corporation, a testing products company, and Corporate Controller and General Manager of Computervision CAD/CAM Division, an integrated computer systems company. Mr. Trapani was a member of the board of directors and chairman of the audit committee of Ibis Technology, a manufacturer of equipment for the semiconductor industry, until its dissolution in February 2009. Mr. Trapani is a Certified Public Accountant and has been a member of various societies including AICPA, Massachusetts Society of

CPAs, Board of Directors of Massachusetts Society of CPAs, and Chapter President of IMA. Mr. Trapani received a B.S. from Boston College and was a Commanding Officer in the U.S. Army. We believe that Mr. Trapani's educational background in accounting and finance, his professional experience and certification as a public accountant, his knowledge of the semiconductor, semiconductor equipment, and other technology-based industries and the skills, knowledge and judgment accumulated through his service as a chief financial officer of a number of public companies qualify him to serve as a member of our board of directors.

        Franklin Weigold has served as a member of our board of directors since 2003 and as our lead director since 2009. From 1999 to 2003, Mr. Weigold served as Vice President and General Manager of the Micromachined Products Division of Analog Devices, Inc., and from 1992 to 1999 was Vice President and General Manager of its Transportation and Industrial Products Division. Prior to joining Analog Devices, Mr. Weigold served as President and Chief Operating Officer of Unitrode Corporation. Previously, he was President of Silicon General Inc. Mr. Weigold also serves on the board of directors of privately held Enpirion, Inc. Mr. Weigold received a B.S. in Electrical Engineering from Michigan Technological University and an M.B.A. from the University of Pittsburgh. We believe that Mr. Weigold's educational background in electrical engineering and his extensive knowledge of our industry, gained from his employment as a senior operating executive of public and private semiconductor companies engaged in businesses similar to ours, qualify him to serve as a member of our board of directors.

        If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the board of directors. Each nominee has consented to serve as a director if elected, and we currently have no reason to believe that any of them will be unable to serve.

        The seven nominees receiving the greatest numbers of votes cast will be elected as directors. Brokers may not vote shares they hold for you in the election of directors, unless they receive timely voting instructions from you. We will not count votes withheld or broker non-votes as having been cast for the election of a director.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RE-ELECTION OF MS. MARKHAM AND MESSRS. DALY, GODSHALK, HESS, McALOON, TRAPANI AND WEIGOLD AS DIRECTORS.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Each year, we provide our stockholders with the opportunity to vote, on a nonbinding, advisory basis, whether to approve the compensation of our named executive officers as disclosed in our annual proxy statement. This "say on pay" vote does not address any specific element of compensation or any particular year; rather, the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement under the heading "Executive Compensation," including in the Compensation Discussion and Analysis section on pages 19 to 24, the executive compensation tables on pages 25 to 29, and the accompanying narrative disclosures.

        The say on pay vote is advisory, and the outcome of this proposal is not binding on us. However, our compensation committee values the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our executive officers.

        As you consider how to vote on this Proposal 2, here are some key points about our company and our executive compensation that we hope you will keep in mind:

  Our financial performance

        Under the leadership of our executive team, our revenue and profits have grown in each year since 2009. We have continued to execute our strategy of introducing innovative, high performance products that are valued by our customers for their ability to address technically challenging applications: in the period 2009 through 2011, we introduced 287 new standard products, and added 14 new product lines to our product offerings.

        As a result, during the three years ended December 31, 2011, our revenues have grown from $180.3 million in 2008 to $264.1 million in 2011, and our net income per diluted share has increased from $1.74 to $2.77. Our gross margin has exceeded 72% and our operating margin has equaled or exceeded 43% in each of the last three years. Even during 2009, a challenging year throughout the semiconductor industry, when our revenues declined year-over-year for the first time in our history, we were able, through careful expense management, to maintain our strong record of profitability.

        Over the three-year period covered by the compensation disclosures in this proxy statement, our stock price increased from approximately $29 to approximately $49, for a total stockholder return of 68%. See "Comparison of 5 Year Cumulative Total Return" in our 2011 Annual Report to Stockholders, which accompanies this proxy statement.

  Our compensation philosophy

        Our compensation philosophy is conservative, simple and straightforward:

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  Our base salaries, which we use to attract and retain the executives responsible for our long-term success, are the only fixed component of compensation.

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  Our discretionary cash bonuses are "at-risk" compensation designed both to reward executives for the achievement of short-term corporate and individual goals and to attract and retain talented executives.

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  Our long-term equity-based incentive compensation is intended to align executives' interests with those of our stockholders, to motivate and reward executives for our long-term business success and to attract and retain executives responsible for this long-term success.

        We do not use a formula to allocate total compensation among these various components. Each of the elements of our executive compensation program is essential to meeting the program's overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives.

        Our business strategy is to introduce high performance products that are valued by customers for their ability to address technically challenging applications in attractive, growing markets. Development of such products from concept to commercial introduction can take several years, and it may take several more years for a newly introduced product to generate substantial revenue; however, the life cycle of a successful product tends to be long, often ten years or more. Because the success of our business depends on the coordinated efforts of employees in multiple disciplines over a period of years, our compensation philosophy emphasizes long-term incentives.

        For this reason, long-term equity-based incentive compensation has historically been the largest component of our executive officers' compensation. We believe that equity-based incentive awards motivate and reward value creation, as their benefit to the executive increases as our stock price increases. They also serve as effective retention tools due to their time-based vesting, thus increasing our ability to retain our executive officers.

        We believe that:

  •
  Our fixed compensation is reasonable and competitive.    Because our compensation program is designed to be primarily incentive-based, base salaries comprise a relatively small component of our named executive officers' total annual compensation. We believe that our named executive officers' salaries are at levels that enable us to compete effectively for and retain highly qualified senior executives and are proportionate to the importance of their contribution to the success of our enterprise and to the compensation of our employees as a whole. Over the last three years, we have increased our named executives' salaries only modestly, generally commensurate with the merit raises that we have awarded to our employees generally.

  •
  Our discretionary bonus policy enables our compensation committee to respond flexibly, appropriately and in a timely way to changes in our business by adjusting our executives' short-term incentive payments.    We use cash bonuses to motivate our executives by increasing their cash compensation when our company performance, and their individual performance, warrants it, and reducing it when it does not. For example, for 2009, when our revenue declined year-over-year and we implemented company-wide expense control measures, including the temporary suspension of our company matching contribution to our 401(k) plan, we paid no cash bonuses to any of our executive officers, and the cash compensation of all our named executive officers declined in 2009.

  •
  Our emphasis on long-term equity-based compensation aligns our executives' interests with yours.    In 2011, more than 60% of our named executive officers' aggregate compensation was in the form of restricted stock awards, whose value to the executive depends on continued employment and the performance of our stock over the vesting period of the award. To provide a significant incentive to our executives to create long-term value for our stockholders, these awards have historically vested over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant. Awards issued to our executive officers after July 2011 vest annually over four years, beginning on the first anniversary of the date of grant. These restricted stock awards reward value creation, as their benefit to the executive increases as our stock price increases, and they encourage our executives to focus on the long-term performance of our stock price. These awards also serve as retention tools, due to their multi-year vesting period, thus increasing our ability to retain our executive officers.

        We believe our executive compensation program appropriately aligns executive pay with company performance and encourages and rewards behavior by our executives that is in the best interest of our company and our stockholders. Our executives receive no perquisites other than those we make available to our senior management employees generally; they have no agreements for fixed terms of employment or for payment of severance upon termination of employment or upon a change in control; and they are not guaranteed salary increases, bonuses or complex retirement benefits.

        Our compensation committee has reviewed our incentive compensation programs and believes, particularly in light of the discretionary, retrospective nature of our short-term incentive program, that our compensation program does not encourage or reward excessive or inappropriate risk taking.

        We further believe, and hope that you will agree, that the compensation of our named executive officers during the three-year period covered by the compensation disclosures in this proxy statement is appropriate in light of our company's strong financial performance over this period.

        We therefore ask our stockholders to adopt the following resolution at the annual meeting:

    "RESOLVED, that the stockholders of Hittite Microwave Corporation approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the company's Proxy Statement for the 2012 Annual Meeting of Stockholders."

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. Brokers may not vote shares they hold for you with respect to this proposal unless they receive timely voting instructions from you. We will not count abstentions or broker non-votes as votes cast.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements and our internal control over financial reporting for the year ended December 31, 2011. Our audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2012, and to conduct audits of our consolidated financial statements and of our internal control over financial reporting, for the year ending December 31, 2012.

        Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our audit committee has recommended that the board of directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Hittite and our stockholders.

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter. We will not count abstentions or broker non-votes as votes cast.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

 INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT

Board of Directors

        The members of our board of directors are elected annually at our annual meeting of stockholders. Other than Mr. Daly, all of our directors are independent within the meaning of the applicable rules of the SEC and The Nasdaq Stock Market. Specifically, our board of directors has determined that each of Ms. Markham and Messrs. Godshalk, Hess, McAloon, Trapani and Weigold is an independent director.

        Since December 2005, our chief executive officer, Stephen G. Daly, has served as the chairman of our board of directors. Previously our founder, Dr. Yalcin Ayasli, was chairman of the board. Our board does not have a formal policy regarding whether the same person should serve as both the chief executive officer and chairman of the board and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for our company from time to time.

        In November 2009, our board of directors established the position of lead director. Our lead director is a non-employee director, appointed by the board, whose responsibilities are to:

  •
  Preside over board meetings in the absence of the chairman and lead executive sessions of the board (i.e., sessions without management present);

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  Act as a liaison between the independent directors and the chairman and facilitate discussions among the independent directors on key issues and concerns outside of board meetings (without limiting the ability of any independent director to communicate directly with the chairman); and

  •
  Work with the chairman to set an appropriate calendar of board meetings and develop the agendas for board meetings.

        Our independent directors meet in executive session on a regular basis, without management present, with our lead director presiding.

        We believe that our current board leadership structure, with Mr. Daly serving as both chief executive officer and board chairman, is appropriate and in the interest of our stockholders in light of Mr. Daly's experience and effectiveness in serving in these roles, the efficiencies of having the chief executive officer also serve in the role of chairman and our strong corporate governance structure, including the fact that all of our other directors are independent. We believe that by having Mr. Daly serve as our chairman we benefit from his extensive knowledge of our company's history and culture, its products, technology and personnel, its markets and customers, and its operations, which draws upon in setting the agenda for meetings of our board, bringing relevant information to the attention of the directors and facilitating discussion of important strategic and operational issues. His combined role also enables decisive leadership, ensures clear accountability, and enhances our ability to communicate clearly and consistently to our stockholders, employees, customers and suppliers.

        Our purpose in establishing the lead director position was to facilitate communications between the independent directors and the chairman and thereby assist both the chairman and the independent directors in more efficiently and effectively performing their respective roles. Our lead director has no role in the management or operations of the company, does not establish company policy or strategy and, except as directed by the board, does not act as a spokesman for the company. Annually, the independent directors consider the role and designation of the lead director. Our board first appointed Franklin Weigold to serve as lead director in 2009 and has reappointed him to serve in that capacity yearly ever since. If reelected as a director at the 2012 annual meeting, Mr. Weigold will serve as lead director until the annual meeting of stockholders in 2013 and thereafter until his successor is appointed.

 Corporate Governance Guidelines

        Our board of directors has adopted Corporate Governance Guidelines which may be found through the Investors page of our website at www.hittite.com.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which are the only standing committees of the board of directors.

        The membership and leadership of our standing committees are reviewed annually by the nominating and corporate governance committee, whose recommendations are acted upon by the full board. Although the board has not adopted a formal policy requiring realignment of committee assignments at fixed intervals, the board believes that periodic rotation of committee memberships and leadership is beneficial, as it broadens the experience and contributions of our directors and brings new perspective to the work of our board committees.

        Audit committee.    The current members of our audit committee are Mr. Godshalk, who serves as Chairman and Messrs. Hess and Trapani. Our board of directors has determined that each member of the audit committee is an independent director, and that each of Messrs. Godshalk and Trapani qualifies as an "audit committee financial expert," as defined by applicable rules of the SEC and The Nasdaq Stock Market. The audit committee assists our board of directors in its oversight of:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent registered public accounting firm; and

  •
  the performance of our independent registered public accounting firm.

        The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The audit committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm. During the year ended December 31, 2011, our audit committee met in person or by telephone ten times. You can find a copy of the charter of our audit committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

        Compensation committee.    The current members of our compensation committee are Ms. Markham, who serves as Chairman and Messrs. Godshalk, McAloon and Trapani, each of whom is an independent director. The compensation committee:

  •
  approves the compensation and benefits of our executive officers;

  •
  reviews and makes recommendations to the board of directors regarding benefit plans and programs for employee compensation; and

  •
  administers our equity compensation plans.

        During the year ended December 31, 2011, our compensation committee met in person or by telephone seven times and acted twice by unanimous written consent. You can find a copy of the charter of our compensation committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

        Nominating and corporate governance committee.    The current members of our nominating and corporate governance committee are Mr. Hess, who serves as Chairman, and Mr. McAloon,

Ms. Markham and Mr. Weigold, each of whom is an independent director. Effective immediately following the 2012 annual meeting, Mr. McAloon will succeed Mr. Hess as chairman of the committee. The nominating and corporate governance committee:

  •
  identifies individuals qualified to become board members;

  •
  recommends nominations of persons to be elected to the board; and

  •
  advises the board of directors regarding appropriate corporate governance policies and assists the board in adopting and implementing them.

        During the year ended December 31, 2011, our nominating and corporate governance committee met in person or by telephone five times. You can find a copy of the charter of our nominating and corporate governance committee in its current form, as approved by our board of directors, through the Investors page of our website at www.hittite.com.

Board Role in Risk Oversight

        Our board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees that report on their deliberations to the board. The oversight responsibility of the board and its committees is enabled by management reporting to the board about the identification, assessment and management of critical risks and management's risk mitigation strategies. We believe that our board's ability to discharge its risk oversight is enhanced by the service of our chief executive officer as chairman of the board and by our institution of the role of lead director.

        The board and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan and five-year strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; operational risk related to our information technology, or IT, systems; and senior management succession planning.
Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure and internal control over financial reporting; risks related to the integrity from a financial reporting point of view of our IT systems; financial policies and investment guidelines; and credit and liquidity matters.

Nominating and Corporate Governance Committee	Risks and exposures relating to our corporate governance; and director succession planning.
Compensation Committee	Risks and exposures associated with compensation programs and arrangements, including incentive plans.

 Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee during the year ended December 31, 2011 has ever been employed by us or had any relationship requiring disclosure herein pursuant to Item 404 of Regulation S-K. During 2011, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee or board of directors.

Director Compensation

        Mr. Daly, who is employed by us, receives no separate compensation for his services as a director or as chairman of the board. Our non-employee directors receive cash fees and equity-based compensation in the form of awards under our 2005 Stock Incentive Plan, as follows:

  •
  each non-employee director receives an annual cash fee in the amount of $32,000;

  •
  our lead director receives an additional annual cash fee in the amount of $32,000;

  •
  the chairperson of each of our board committees receives an additional annual cash fee as follows: audit committee chair, $20,000; compensation committee chair, $20,000; and nominating and corporate governance committee chair, $20,000; and

  •
  each other member of a board committee receives an additional annual cash fee of $8,000 for each committee.

        The cash fees described above are paid quarterly in arrears. Non-employee directors are also reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the board and of committees on which they serve.

        Each non-employee director who is first elected to the board, or who is elected to an additional one-year term at any annual meeting of stockholders, receives upon such election a restricted stock award of a number of shares of our common stock, fixed on the date of grant, that has a fair market value on the date of grant equal to $130,000. Each such restricted stock award vests on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.

        The following table provides information concerning the compensation earned by each person, other than Mr. Daly, who served as a member of our board of directors during 2011. See "Executive Compensation" for a discussion of the compensation of Mr. Daly.

DIRECTOR COMPENSATION FOR 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)	All Other Compensation ($)(2)	Total ($)
Ernest L. Godshalk	55,500	130,013	3,222	188,735
Rick D. Hess	55,500	130,013	155	185,668
Adrienne M. Markham	55,500	130,013	—	185,513
Brian P. McAloon	48,000	130,013	—	178,013
Cosmo S. Trapani	49,500	130,013	4,029	183,542
Franklin Weigold	70,500	130,013	3,161	203,674

(1)
Represents the grant date fair value of restricted stock awards of 2,113 shares of common stock made in May 2011 to each non-employee director under our 2005 Stock Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718").

(2)
Consists of reimbursement for travel and other out-of-pocket expenses incurred by the directors in connection with their attendance at meetings of the board and of committees on which they serve.

Meetings of the Board of Directors

        Our board of directors met in person or by telephone eight times during 2011. No director attended fewer than 75% of the aggregate number of meetings of the board of directors and of any committee of the board on which he or she served in 2011.

Policy Regarding Board Attendance

        Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. Each of our directors attended the 2011 annual meeting of stockholders.

Director Candidates and Selection Process

        Our nominating and corporate governance committee, in consultation with our chairman of the board and chief executive officer, is responsible for identifying and reviewing candidates to fill open positions on the board, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the board or otherwise, and recommending to our full board candidates for nomination for election to the board. In recommending new directors, the committee will consider any requirements of applicable law or listing standards, a candidate's strength of character, judgment, business experience and specific area of expertise, diversity, factors relating to the composition of the board (including its size and structure), and such other factors as the committee deems to be appropriate. The goal of the committee is to assemble a board that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The committee is responsible for reviewing from time to time the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, financial reporting and other areas that contribute to an effective board.

        The committee considers diversity, which it views broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender, as one of a number of factors in identifying nominees for director. The committee has not adopted any formal policy, guidelines or procedures with respect to the consideration of diversity in the nominating process.

        Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee, c/o Secretary, Hittite Microwave Corporation, 2 Elizabeth Drive, Chelmsford, Massachusetts 01824. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates that it recommends. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve on our board if elected. As part of this responsibility, the committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate's compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

Communications with our Board of Directors

        Stockholders wishing to communicate with our board should send correspondence to the attention of the Chairman of the Board, c/o Hittite Microwave Corporation, 2 Elizabeth Drive, Chelmsford, Massachusetts 01824, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board or a committee of the board. The chairman will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to the chairman, our board may elect to adopt more elaborate screening procedures.

Code of Ethics

        We have adopted a code of business conduct and corporate ethics policy that applies to all of our directors and employees, including our chief executive officer, chief financial officer and other executive officers. Our code of ethics includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping, accounting records, the reporting of illegal or unethical behavior and the reporting of accounting concerns. Any waiver of any provision of the code of ethics granted to an executive officer or director may only be made by the board of directors. The code of ethics is posted under "Investors—Governance Policies—Code of Business Conduct and Corporate Ethics Policy" on our website at www.hittite.com.

 Our Management

        The following table sets forth certain information regarding our executive officers and other vice presidents as of April 24, 2012.

Name	Age	Position
Stephen G. Daly	46	Chairman of the Board, President and Chief Executive Officer
William W. Boecke	60	Vice President, Chief Financial Officer and Treasurer
Everett N. Cole III	50	Vice President of Hybrid Manufacturing(1)
William D. Hannabach	49	Vice President of Global Operations
Norman G. Hildreth, Jr.	49	Vice President
Dong Hyun (Thomas) Hwang	48	Vice President of Sales
Brian J. Jablonski	52	Vice President of Operations(1)
Michael A. Olson	51	Vice President
Antonio Visconti	51	Vice President

(1)
Our vice president of hybrid manufacturing and vice president of operations are non-executive officers who are included pursuant to Item 401(c) of Regulation S-K as persons who are expected to make significant contributions to our business.

        Stephen G. Daly has served as our President since January 2004, and as our Chief Executive Officer since December 2004. He has served as a member of our board of directors since January 2004 and as our Chairman since December 2005. Since joining Hittite in 1996, Mr. Daly has held various positions, including Applications Engineer, Principal Sales Engineer, Director of Sales and Director of Marketing. From 1992 to 1996, Mr. Daly held sales management positions at Alpha Industries and M/A-COM, which are RF and microwave semiconductor companies. From 1988 to 1992, Mr. Daly held various microwave design engineering positions at Raytheon's Missile Systems Division and Special Microwave Device Operations Division. Mr. Daly received a B.S. in Electrical Engineering from Northeastern University.

        William W. Boecke has served as our Vice President, Chief Financial Officer and Treasurer since March 2001. From 1997 to 2001, Mr. Boecke served as Vice President, Corporate Controller of PRI Automation, Inc., a supplier of semiconductor manufacturing automation systems. From 1991 to 1997, Mr. Boecke served as Director of Finance of LTX Corporation, a developer of automated semiconductor test equipment. Mr. Boecke received a B.S. from St. John's University and an M.B.A. from Boston College, and is a Certified Public Accountant.

        Everett N. Cole III has served as our Vice President of Hybrid Manufacturing since January 2010. From October 1997 to January 2010, Mr. Cole served as our Director of Quality. From 1985 until joining Hittite in 1997, Mr. Cole held various quality engineering positions at Raytheon's Missile Systems Division. Mr. Cole received a B.S. in Electrical Engineering from the University of Lowell and an M.S. in Manufacturing Management Science from the University of Massachusetts at Lowell.

        William D. Hannabach has served as our Vice President of Global Operations since January 2010. Since joining Hittite in February 2005, Mr. Hannabach has held various positions, including Director of Operations and Director of Programs. From 2003 to 2005, Mr. Hannabach was a Global Supply Chain Strategy Program Manager at GE Healthcare. From 2000 to 2003, Mr. Hannabach was the Director of Project Management at the Surface Mount Division of Universal Instruments, a capital equipment manufacturer for the printed wire board industry. From 1985 to 2000, Mr. Hannabach held various program and operations management positions at Lockheed Martin Corporation and GE Aerospace. Mr. Hannabach received a B.S. in Mechanical Engineering from The Pennsylvania State University and an M.B.A. from Boston University.

        Norman G. Hildreth, Jr.    has served as Vice President since January 2010, managing research and development engineering. From January 2004 to January 2010, Mr. Hildreth served as our Vice President of Sales and Marketing, and from February 2002 to January 2004, he served as our Director of Product Development. He was employed by Sirenza Microdevices, a designer and supplier of RF components, from August 2000 to February 2002, as Vice President, Wireless Products, and Director of Fixed Wireless Products. From February 1992 to August 2000, Mr. Hildreth held various positions at Hittite including Director of Marketing, Director of Sales, Engineering Sales Manager and Senior Engineer. From 1985 to 1992 he held design engineering positions at Adams-Russell, M/A-Com and ST Olektron. Mr. Hildreth received a B.S. in Electrical Engineering from the University of Massachusetts at Dartmouth.

        Dong Hyun (Thomas) Hwang has served as our Vice President of Sales since January 2010. Since joining Hittite in January, 2002, Mr. Hwang has held various positions, including Asia-Pacific Regional Sales Manager and Director of Sales. From 1997 to 2002, Mr. Hwang served as Country Manager for Korea at M/A-COM. Mr. Hwang received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Lehigh University.

        Brian J. Jablonski has served as our Vice President of Operations since December 2005. From May 2004 to December 2005, Mr. Jablonski served as our Director of Operations. From 2003 until joining Hittite in 2004, Mr. Jablonski served as a Capital Planning Manager at Allegro Microsystems Corp., a supplier of advanced mixed signal power IC semiconductors. From 2000 to 2003, he served as Materials

Manager at M/A-Com and as the Director of Operations at Trebia Networks, a developer of storage networking applications. From 1986 to 2000, he served in a number of management positions, including Director of Materials, for Unitrode. Mr. Jablonski received a B.S. in Industrial Management from Northeastern University and an M.B.A. from New Hampshire College.

        Michael A. Olson has served as Vice President since January 2010, managing research and development engineering. From January 2008 to January 2010, Mr. Olson served as our Vice President of Engineering. From March 1996 to January 2008, Mr. Olson held various positions at Hittite including Director of IC Engineering, Director of Product Development, Sales Engineer and Applications Manager. From 1985 to 1996, Mr. Olson held various design engineering positions at Raytheon's Microwave and Power Tube Division and Raytheon's Special Microwave Device Operations Division. Mr. Olson received a B.S. in Electrical Engineering from Lehigh University.

        Antonio Visconti has served as Vice President since October 2011, managing research and development engineering. From 2010 to 2011, Mr. Visconti served as Business Director in Maxim Integrated Product's Precision Control Group. From 2008 to 2011 he served as the CEO and Founder of ACZENT, Inc., a provider of analog solutions. From 2002 to 2008 he served as the Vice President and General Manager of National Semiconductor's Data Conversion division. Mr. Visconti has over 22 years of experience in the semiconductor industry. Mr. Visconti received his degree in Electronic Engineering from the University of Naples in Italy.

 Executive Compensation

        The following table summarizes the compensation earned during the fiscal year ended December 31, 2011 by our chief executive officer, our chief financial officer, who is our principal financial officer, and by our three next most highly compensated executive officers who were in office at December 31, 2011, whom we refer to in this proxy statement as our "named executive officers."

        The compensation of our executive officers is discussed periodically by the compensation committee of our board of directors throughout the year, and is formally reviewed and acted upon by the committee on an annual basis, in two stages. Prior to year end, salaries for the next year are approved. Discretionary cash bonuses for the completed fiscal year, which we refer to in this proxy statement as the "performance year," and long-term equity-based incentive compensation, are generally approved during the first quarter following completion of the performance year.

        Under the Securities and Exchange Commission's rules for preparation of the following tables, discretionary cash bonuses are reported in the performance year in which they were earned, while equity-based awards are reported in the year in which they are granted by our compensation committee. We make our decisions regarding long-term equity-based incentive compensation during the first quarter following the end of the performance year. Equity-based awards for the 2009 performance year are therefore reported in the table below as 2010 compensation, and (with the exceptions described in footnotes 19 and 23 to the Summary Compensation table below) no restricted stock awards are reported as having been granted in 2009. Awards for the 2010 performance year were made in February 2011. Similarly, awards for the 2011 performance year were made in February 2012, and are disclosed in footnote 5 to the Summary Compensation Table below.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)		All Other Compensation ($)(4)		Total ($)
Stephen G. Daly,	2011	350,000	86,500	600,297	(5)	13,770	(6)	1,050,567
President and Chief	2010	326,968	86,500	1,672,000	(7)	20,051	(8)	2,105,519
Executive Officer	2009	315,794	—	—	(9)	9,370	(10)	325,164
William W. Boecke,	2011	245,000	69,500	525,107	(5)	28,597	(11)	868,205
Vice President, Chief	2010	236,250	66,500	1,254,000	(7)	22,175	(12)	1,578,926
Financial Officer and Treasurer	2009	230,731	—	—	(9)	14,041	(13)	244,772
Norman G. Hildreth, Jr.,	2011	245,000	69,500	525,107	(5)	23,473	(14)	863,080
Vice President	2010	236,250	66,500	1,254,000	(7)	19,682	(15)	1,576,432
	2009	230,731	—	—	(9)	15,281	(16)	246,012
Dong Hyun (Thomas) Hwang,	2011	235,000	66,500	525,107	(5)	21,266	(17)	847,873
Vice President of Sales	2010	223,301	59,500	278,320	(7)	17,655	(18)	578,776
	2009	209,098	28,000	316,160	(19)	12,080	(20)	565,338
William D. Hannabach,	2011	225,000	66,500	525,107	(5)	20,727	(21)	837,334
Vice President of Global	2010	196,075	59,500	459,800	(7)	19,523	(22)	734,897
Operations	2009	183,672	10,000	355,680	(23)	17,138	(24)	566,490

(1)
Amounts consist of discretionary cash bonuses awarded to each named executive officer for the year in question and, for each of 2011 and 2010 a $1,500 profit sharing bonus paid in cash to each of our employees, including our named executive officers. No such profit sharing bonus was paid for 2009.

(2)
Amounts shown represent the grant date fair value of restricted stock awards made to the named executive officer in the year indicated, computed in accordance with ASC 718. As required by applicable SEC rules, awards are reported in year of grant.

(3)
Awards on account of the 2009 performance year were made in February 2010. Awards on account of the 2010 performance year were made in February 2011. Awards on account of the 2011 performance year were made in February 2012. See note 5.

(4)
Except as described in the following footnotes, our named executive officers did not receive or earn any other perquisites, personal benefits or property as compensation for their services in 2011, 2010 or 2009. Reported compensation is valued on the basis of its aggregate incremental cost to us.

(5)
Restricted stock award granted in February 2011 on account of the 2010 performance year. Restricted stock awards to our executive officers on account of the 2011 performance year were approved in February 2012, with fair values at the date of grant as follows:

Name	Stock Awards ($)
Stephen G. Daly	500,169
William W. Boecke	425,116
Norman G. Hildreth, Jr.	474,965
William D. Hannabach	449,760
Dong Hyun (Thomas) Hwang	474,965
(6)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $5,400, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Daly.

(7)
Restricted stock awards to our executive officers on account of the 2009 performance year were approved in February 2010 and are reported as 2010 compensation.

(8)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $11,669, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Daly.

(9)
Restricted stock awards to our executive officers on account of the 2009 performance year were approved in February 2010 and are reported as 2010 compensation. Messrs. Hannabach and Hwang were not executive officers in 2009.

(10)
Amount consists of (i) a $3,641 contribution paid by us to our 401(k) Plan for the account of Mr. Daly, (ii) an automobile allowance of $5,609, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Daly.

(11)
Amount consists of (i) a $11,000 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $12,477 of costs associated with an automobile leased by us and used by Mr. Boecke, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Boecke, and (iv) a $5,000 payment reflecting 10 years of service.

(12)
Amount consists of (i) a $11,000 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $11,043 of costs associated with an automobile leased by us and used by Mr. Boecke, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Boecke..

(13)
Amount consists of (i) a $3,488 contribution paid by us to our 401(k) Plan for the account of Mr. Boecke, (ii) $10,432 of costs associated with an automobile leased by us and used by Mr. Boecke, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Boecke.

(14)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $15,103 of costs associated with an automobile leased by us and used by Mr. Hildreth, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hildreth.

(15)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $11,300 of costs associated with an automobile leased by us and used by Mr. Hildreth, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Hildreth.

(16)
Amount consists of (i) a $2,791 contribution paid by us to our 401(k) Plan for the account of Mr. Hildreth, (ii) $12,370 of costs associated with an automobile leased by us and used by Mr. Hildreth, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hildreth.

(17)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hwang, (ii) $12,896 of costs associated with an automobile leased by us and used by Mr. Hwang, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hwang.

(18)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hwang, (ii) $9,273 of costs associated with an automobile leased by us and used by Mr. Hwang, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Hwang.

(19)
Because Mr. Hwang was not an executive officer in 2009, his restricted stock award for the 2009 performance year was awarded in December 2009, rather than in February 2010 as was the case of the other named executive officers.

(20)
Amount consists of (i) a $2,711 contribution paid by us to our 401(k) Plan for the account of Mr. Hwang, (ii) $9,249 of costs associated with an automobile leased by us and used by Mr. Hwang, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hwang

(21)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hannabach, (ii) $12,237 of costs associated with an automobile leased by us and used by Mr. Hannabach, (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hannabach, and (iv) $120 of other compensation.

(22)
Amount consists of (i) a $8,250 contribution paid by us to our 401(k) Plan for the account of Mr. Hannabach, (ii) $11,141 of costs associated with an automobile leased by us and used by Mr. Hannabach, and (iii) a life insurance premium of $132 paid by us to maintain a life insurance policy for Mr. Hannabach.

(23)
Because Mr. Hannabach was not an executive officer in 2009, his restricted stock award for the 2009 performance year was awarded in December 2009, rather than in February 2010 as was the case of the other named executive officers.

(24)
Amount consists of (i) a $2,615 contribution paid by us to our 401(k) Plan for the account of Mr. Hannabach, (ii) $14,403 of costs associated with an automobile leased by us and used by Mr. Hannabach, and (iii) a life insurance premium of $120 paid by us to maintain a life insurance policy for Mr. Hannabach.

        The following table sets forth all plan-based awards granted to our named executive officers during 2011. These restricted stock awards were granted on account of the 2010 performance year. Restricted stock awards on account of the 2011 performance year were approved in February 2012, and are reflected in footnote 2 to the table.

GRANTS OF PLAN-BASED AWARDS IN 2011

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(2)	Grant Date Fair Value of Stock and Option Awards($)(2)
Stephen G. Daly	February 23, 2011	9,820	600,297
William W. Boecke	February 23, 2011	8,590	525,107
Norman G. Hildreth, Jr.	February 23, 2011	8,590	525,107
Dong Hyun (Thomas) Hwang	February 23, 2011	8,590	525,107
William D. Hannabach	February 23, 2011	8,590	525,107

(1)
Restricted stock awards granted in February 2011 on account of our 2010 performance. Each stock award vests over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant, subject to partial acceleration in the event of a change in control of our company.

(2)
Restricted stock awards to our executive officers on account of the 2011 performance year were approved in February 2012. These awards vest in equal installments over a four-year period, consistent with the new vesting policy established by our compensation committee in 2011. The fair values of these awards at the date of grant were follows:

Name	Stock Awards ($)
Stephen G. Daly	500,169
William W. Boecke	425,116
Norman G. Hildreth, Jr.	474,965
Dong Hyun (Thomas) Hwang	474,965
William D. Hannabach	449,760

        The following table provides certain information about all outstanding equity awards held by our named executive officers at December 31, 2011, which consisted solely of restricted stock awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen G. Daly	215	(2)	10,617
	6,667	(3)	329,216
	20,000	(4)	987,600
	40,000	(5)	1,975,200
	9,820	(6)	484,912
William W. Boecke	172	(2)	8,493
	6,667	(3)	329,216
	13,333	(4)	658,384
	30,000	(5)	1,481,400
	8,590	(6)	424,174
Norman G. Hildreth, Jr.	172	(2)	8,493
	6,667	(3)	329,216
	13,333	(4)	658,384
	30,000	(5)	1,481,400
	8,590	(6)	424,174
Dong Hyun (Thomas) Hwang	152	(2)	7,506
	2,000	(7)	98,760
	5,333	(4)	263,344
	8,000	(8)	395,040
	7,000	(9)	345,660
	8,590	(6)	424,174
William D. Hannabach	126	(2)	6,222
	1,000	(7)	49,380
	4,667	(4)	230,456
	9,000	(8)	444,420
	11,000	(5)	543,180
	8,590	(6)	424,174

(1)
The market value of these unvested shares of restricted stock is based on the closing price of our common stock on December 31, 2011 of $49.38.

(2)
These shares vest in full on August 7, 2012.

(3)
These shares vest in full on February 28, 2013.

(4)
These shares vest in full on December 12, 2013.

(5)
One-third of these shares vest on February 24, 2013, and the remaining shares vest on February 24, 2015.

(6)
One-third of these shares vest on February 23, 2014, and the remaining shares vest on February 23, 2016.

(7)
These shares vest in full on December 11, 2012.

(8)
One-third of these shares vest on December 18, 2012, and the remaining shares vest on December 18, 2014.

(9)
One-third of these shares vest on January 20, 2013, and the remaining shares vest on January 20, 2015.

        The following table provides certain information about the vesting of restricted stock awards held by our named executive officers during the year ended December 31, 2011. None of our named executive officers exercised any stock options during the year ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED FOR 2011

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen G. Daly	20,250	1,078,142
William W. Boecke	13,534	734,533
Norman G. Hildreth, Jr.	13,534	734,533
Dong Hyun (Thomas) Hwang	4,842	249,873
William D. Hannabach	2,481	130,952

(1)
Value realized on vesting is equal to the market price of the underlying securities at the vesting date.

Equity Compensation Plan Information

        We have one equity compensation plan under which shares are currently authorized for issuance, our 2005 Stock Incentive Plan (the "2005 Plan"). Our Amended and Restated 1996 Stock Option Plan (the "1996 Plan") expired by its terms on January 2, 2006, and no additional awards may be issued under the 1996 Plan. Each of our 1996 Plan and our 2005 Plan was approved by our stockholders prior to our initial public offering in 2005. We have no equity compensation plans that have not been approved by our stockholders. The following table provides information regarding securities authorized for issuance as of December 31, 2011 under our equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)(2)
Equity Compensation Plans Approved by Security Holders	66,708	$17.06	3,751,436
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	66,708	$17.06	3,751,436

(1)
Does not include 1,155,575 shares outstanding as of December 31, 2011 in the form of restricted stock awards or restricted stock units under our 2005 Plan, which do not require the payment of any consideration by the recipients.

(2)
Reflects the issuance of restricted stock awards and restricted stock units outstanding at December 31, 2011.

Compensation Discussion and Analysis

  Executive summary

        The objectives of our executive compensation program are to align compensation with the interests of our stockholders, with achievement of our business goals and with the individual performance of our executives; to motivate and reward high levels of performance; and to enable our company to attract, retain and reward a senior management team that will contribute to the long-term success of our company.

        Our compensation for our executive officers consists of three principal elements, each of which is determined by our compensation committee in its discretion:

  •
  Base salaries, which are the only fixed component of compensation, are used primarily to attract and retain executives responsible for our long-term success.

  •
  Cash bonuses, which are awarded by the compensation committee in its discretion after the year end, are "at-risk" compensation intended both to reward executives for the achievement of corporate and individual goals established for them annually, and to attract and retain executives.

  •
  Long-term equity-based incentive compensation, in the form of discretionary restricted stock awards, are intended to align executive and stockholder interests, to motivate and reward executives for our long-term business success and to attract and retain executives responsible for this long-term success.

        We do not use a formula to allocate total compensation among these various components. Each of the elements of our executive compensation program is essential to meeting the program's overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives.

        Our business strategy is to introduce high performance products that are valued by customers for their ability to address technically challenging applications in attractive, growing markets. Development of such products from concept to commercial introduction can take several years, and it may take several more years for a newly introduced product to generate substantial revenue; however, the life cycle of a successful product tends to be long, often ten years or more.

        Because the success of our business depends on the coordinated efforts of employees in multiple disciplines over a period of years, our compensation philosophy emphasizes long-term incentives. For this reason, long-term equity-based incentive compensation has historically been the largest component of our executive officers' compensation. We believe that equity-based incentive awards motivate and reward value creation, as their benefit to the executive increases as our stock price increases. They also serve as effective retention tools due to their time-based vesting, thus increasing our ability to retain our executive officers.

  Say on pay advisory vote.

        At our annual meeting of stockholders in 2011, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of 98% of the votes cast. Our stockholders also supported our recommendation to hold future advisory votes on our executive compensation program on an annual basis, and our board of directors has therefore determined to hold such votes every year. We consider carefully any feedback we receive from our stockholders about our executive compensation program, including the annual say on pay vote.

  Executive compensation process.

        The compensation of our executive officers is determined by the compensation committee of our board of directors, and discussed by the committee throughout the year. Our formal annual compensation review process generally takes place in two stages. Prior to year end, salaries for the next year are established by the committee. Cash bonuses for the completed fiscal year and long-term equity-based incentive compensation are then awarded by the committee during the first quarter on a discretionary basis, after a review of the full year's results.

        The compensation committee, which is comprised entirely of non-employee directors, each of whom is independent, met seven times and acted twice by unanimous written consent during 2011. The members of the compensation committee have substantial managerial experience and wide contacts in the semiconductor industry and in the broader technology industry, upon which they rely in making their determinations. The committee also takes into account publicly available information concerning the compensation practices of other companies in the semiconductor industry, and has from time to time purchased generally available compensation reports on the semiconductor industry.

        The compensation committee has also engaged Radford Surveys and Consulting, or Radford, as a consultant to the committee and has commissioned from Radford studies of specific compensation practices of selected companies. This information is used by the committee informally and primarily for purposes of comparison to ascertain whether our compensation for our executive officers is broadly competitive. Radford is an independent compensation consultant and, other than providing consulting services to the committee and the commissioned survey data described herein, has provided no other services to us or to our management.

        The committee does not have a formal benchmarking policy or a practice of establishing the amount of any element of our executive officers' compensation by reference to a formula or to a fixed range of percentages or percentiles of the compensation of any peer or comparison group. As a result, the determinations made by the members of our compensation committee have historically been guided to a significant degree by their collective judgment and experience.

  Role of executive officers in establishing compensation.

        Our chief executive officer makes recommendations with regard to the compensation of our executive officers other than himself, which are reviewed by the compensation committee. Executive officers do not participate in the process of establishing their own annual compensation.

  Executive compensation for 2011.

        Salaries.    In setting salaries for our executive officers for 2011, we considered the salaries we paid our executive officers in prior years, information available to us regarding the compensation paid to persons having comparable responsibilities at other semiconductor companies with which we compete, as well as information concerning the responsibilities and compensation of other members of our senior management team. The committee evaluated the experience, talents and capabilities of our executive officers and recommended salaries that it believed were commensurate with these attributes and that our executive officers would find attractive. The committee also took into account its view that, in general, executives having comparable levels of responsibility in our company should receive similar levels of base compensation.

        After considering these factors, for 2011 we increased the salaries of our executive officers, other than our vice president of global operations, by amounts ranging from $5,250 to $13,000. These increases were generally consistent with merit raises that we awarded to our non-executive employees for 2011. Our vice president of global operations, William D. Hannabach, was promoted to that position in January 2010, and for 2011 his salary was increased from $194,500 to $225,000, to reflect his increased responsibilities.

        Bonuses.    In general, our cash bonuses are intended to provide short-term incentives by rewarding executive officers for their contribution to our performance for the past year. The bonus determinations of our compensation committee are discretionary, and take into account the recommendations of our chief executive officer (other than with respect to himself) and judgments made by the committee members. The compensation committee's judgments are based in part on a review, during the first quarter following the completion of the performance year, of each executive's performance in relation to objectives for that executive that are developed by the committee and reviewed by the board of directors at the beginning of the performance year. While some of the factors the committee considers are quantifiable, in our view many less quantifiable forms of contribution are equally important and are given considerable weight.

        In awarding cash bonuses for 2011, the committee considered our improved financial performance in 2011, at a time when many companies in our industry experienced deteriorating results. Our revenue increased 8.1%, to $264.1 million, and net income increased 9.9%, to $84.7 million, or $2.77 per diluted share, compared with 2010. Our analysis indicated that our revenue and net income growth rate and our total shareholder return for 2011 were superior to those of most of the companies in our 2011 compensation peer group discussed below. Individual bonuses also reflected the committee's assessment of the performance of each executive in relation to the specific objectives for him that had been approved by the committee at the beginning of the year.

        After taking all these factors into account, our compensation committee determined in February 2012 to award to our executive officers, other than our chief executive officer, discretionary cash bonuses in amounts ranging from $40,000 to $68,000, equivalent to 18% to 29% of their base salaries for 2011.

        Restricted stock awards.    We believe that long-term equity-based incentives are important as a means of aligning the interests of management with stockholders' interest in the financial performance of our company and value of our stock, and also in recruiting and retaining qualified executives. Restricted stock awards under our 2005 Equity Incentive Plan are our primary form of long-term incentive compensation for our employees, including our executive officers.

        In order to provide a significant incentive to executive officers to remain with our firm and create long-term value for our stockholders, our restricted stock awards to them have historically vested over a five-year period, with one-third of the shares vesting on the third anniversary of the date of grant and the balance of the shares vesting on the fifth anniversary of the date of grant. Restrictions on transfer of outstanding restricted stock awards lapse as the restricted stock awards vest. Vesting of awards with this five-year vesting schedule is subject to partial acceleration in the event that there is a change in control of our company, such that the number of shares vested immediately prior to the change in control will be determined as if the vesting schedule of the award had provided for vesting in 60 monthly installments commencing on the first month of the anniversary of the grant.

        During 2011, our compensation committee decided to modify our standard vesting schedule for restricted stock awards granted to our employees, including our executive officers, so as to provide for four-year linear vesting, and also to conform more closely to what it considered to be competitive norms in our industry. Under the new vesting schedule, which applies to awards granted after July 2011, the awards vest in four equal annual installments, commencing on the first anniversary of the award date.

        The Securities and Exchange Commission's rules for preparation of the foregoing tables require that equity-based awards be reported in the year in which they are granted by our compensation committee. With exceptions noted in the tables, awards to our named executive officers on account of the 2009 and 2010 performance years were made in February 2010 and 2011, respectively, and are included as compensation for 2010 and 2011 in the Summary Compensation Table and the Grants of Plan-Based Awards tables above. Awards on account of the 2011 performance year were approved in February 2012, and are described in footnotes to the tables.

        In determining the amount of our long-term equity-based incentive awards to our executive officers made in February 2011, the compensation committee reviewed an equity compensation review commissioned by the committee from Radford in October 2010 (the "2010 Radford Study") that analyzed equity-based compensation data for a comparison group that combined, on an equally weighted basis, data from two groups of companies:

  •
  the Radford High Technology Executive Survey Group, consisting of companies in the semiconductor industry with annual revenues between $100 million and $400 million, which were selected by Radford Surveys and not identified to the committee; and

  •
  a peer group, which we refer to as the 2011 peer group, consisting of 30 companies in the semiconductor industry selected by the committee because they have business and financial profiles comparable to ours, as follows:

Advanced Analogic Technologies, Inc.	MaxLinear, Inc.	Semtech Corporation
Atheros Communications, Inc.	Micrel Incorporated	Silicon Laboratories, Inc.
Cabot Microelectronics Corporation	Microsemi Corporation	Skyworks Solutions, Inc.
Cavium, Inc.	Monolithic Power Systems, Inc.	STEC, Inc.
Cirrus Logic, Inc.	Netlogic Microsystems, Inc.	STR Holdings, Inc.
Diodes Incorporated	PMC-Sierra, Inc.	Tessera Technologies, Inc.
II-VI Incorporated	Power Integrations, Inc.	TriQuint Semiconductor, Inc.
InterDigital, Inc.	QLogic Corporation	Verigy, Ltd
Intersil Corporation	Rambus, Inc.	Vicor Corporation
IPG Photonics Corporation	RF Micro Devices, Inc.	Volterra Semiconductor Corporation

        Consistent with our compensation philosophy, equity-based incentive compensation was the largest component of our executive officers' compensation in 2011. To ensure that our executives' total pay was competitive, the committee made awards that were consistent in the aggregate with awards at the 50th to 75th percentile made to executives, other than our chief executive officer, having comparable responsibilities as reflected in the 2010 Radford Study. The committee considered that it was not necessary or appropriate in 2011 to make awards of the magnitude that had been made in 2010, as those awards had been made in order to realign the vesting profiles and retention characteristics of the executive officers' outstanding stock awards, an objective that they believed had been largely achieved. After taking these factors into account, in February 2011, the committee authorized restricted stock awards to our executive officers, other than our chief executive officer, having fair values ranging from $375,000 to $525,000.

        Benefits and perquisites.    Our executive officers receive no perquisites other than those we make available to our senior management employees generally. They are eligible to participate in standard employee benefit plans, including health, life insurance and medical reimbursement plans and a 401(k) retirement plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these plans. They are also entitled to the use of a company-leased automobile or to receive an allowance to reimburse them for costs related to a comparable automobile owned or leased directly by the executive, a benefit that we also make available to other management-level employees.

  Chief executive officer compensation.

        Consistent with our compensation policies for our other executive officers, our approach to the 2011 compensation of our chief executive officer, Stephen G. Daly, was to be competitive with comparable companies in the semiconductor industry. The salary for our chief executive officer is intended to provide him with a level of fixed compensation commensurate with his responsibilities and duration of employment with our company and competitive with salaries for officers holding similar positions with comparable companies in the semiconductor industry.

        After considering all these factors, we increased Mr. Daly's salary from $325,000 to $350,000 for 2011, representing an 8% increase. We awarded Mr. Daly in February 2011 a restricted stock award having a fair value of $600,000. In February 2012, the committee awarded Mr. Daly a discretionary cash bonus of $85,000 on account of the 2011 performance year, equivalent to 24% of his base salary for 2011 and equal to his bonus for 2010. In addition to reflecting the considerations noted above, the greater magnitude of Mr. Daly's cash bonus and restricted stock award in relation to those received by the other named executive officers was in recognition of his broader responsibility for the achievement of our strategic plan.

  Section 162(m) of the Internal Revenue Code.

        Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly compensated executive officers at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." Our compensation committee's policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance.

Compensation Committee Report

        Our compensation committee has submitted the following report for inclusion in this proxy statement:

        Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our committee's review and the discussions with management, our committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

                      Adrienne M. Markham, Chair
                      Ernest L. Godshalk
                      Brian P. McAloon
                      Cosmo S. Trapani

INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

        The following table provides information about the beneficial ownership of our common stock as of March 31, 2012, by:

  •
  each person or entity known by us to own beneficially more than five percent of our common stock;

  •
  each of the named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after March 31, 2012 through the exercise of any option, warrant or otherwise, and includes shares subject to all outstanding restricted stock awards whether vested or unvested. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 31,484,764 shares of common stock outstanding as of March 31, 2012. Shares included in the "Right to Acquire" column represent shares that are subject to options exercisable within 60 days of March 31, 2012. The address of our executive officers and directors is in care of Hittite Microwave Corporation, 2 Elizabeth Drive, Chelmsford, Massachusetts 01824.

	Shares Beneficially Owned
Names and Addresses of Beneficial Owners	Outstanding	Right to Acquire	Total	Percent
BlackRock, Inc.(1)	2,202,362	—	2,202,362	7.00%
40 East 52nd Street
New York, New York 10022
Capital Research Global Investors(2)	2,129,850	—	2,129,850	6.76%
333 South Hope Street
Los Angeles, California 90071
Neuberger Berman Management LLC(3)	1,827,642	—	1,827,642	5.80%
605 Third Avenue
New York, New York 10158
Stephen G. Daly(4)	99,729	—	99,729	*
William W. Boecke(5)	77,763	—	77,763	*
William Hannabach(6)	44,750	—	44,750	*
Norman G. Hildreth, Jr.(7)	67,242	—	67,242	*
Dong Hyun (Thomas) Hwang(8)	42,859	—	42,859	*
Ernest L. Godshalk(9)(10)	8,172	—	8,172	*
Rick D. Hess(9)	7,794	5,000	12,794	*
Adrienne M. Markham(9)	8,172	—	8,172	*
Brian P. McAloon(9)	8,172	—	8,172	*
Cosmo S. Trapani(9)(11)	7,407	—	7,407	*
Franklin Weigold(9)	15,517	—	15,517	*
All current executive officers and directors as a group (15 persons)(12)	526,386	5,000	531,386	1.69%

*
Less than one percent

(1)
Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on February 13, 2012. The report states that BlackRock, Inc. reported a greater than 5% holding of Hittite Microwave Company as the parent of its subsidiaries BlackRock Japan Co. Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited.

(2)
Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 9, 2012. The amended report states that one or more clients of Capital Research Global Investors have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Hittite Microwave Corporation. Capital Research Global Investors holds more than five percent of the outstanding Common Stock of Hittite Microwave Corporation as of December 31, 2011 on behalf of SMALLCAP World Fund, Inc.

(3)
Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on February 15, 2012. The report states that Neuberger Berman Group LLC, Neubeger Berman LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds have the ability to retain or dispose of greater than 5% of the outstanding shares of Hittite Microwave Company on behalf of their clients and/or in their roles as advisors and investment managers of various registered mutual funds which hold such shares.

(4)
Includes 85,632 shares subject to restricted stock awards that are unvested as of March 31, 2012 and are therefore subject to restrictions on transfer and risk of forfeiture.

(5)
Includes 66,352 shares subject to restricted stock awards that are unvested as of March 31, 2012 and are therefore subject to restrictions on transfer and risk of forfeiture.

(6)
Includes 42,413 shares subject to restricted stock awards that are unvested as of March 31, 2012 and are therefore subject to restrictions on transfer and risk of forfeiture.

(7)
All 67,242 shares are subject to restricted stock awards that are unvested as of March 31, 2012 and are therefore subject to restrictions on transfer and risk of forfeiture.

(8)
Includes 39,555 shares subject to restricted stock awards that are unvested as of March 31, 2012 and are therefore subject to restrictions on transfer and risk of forfeiture.

(9)
Includes 2,113 shares subject to unvested restricted stock awards that will vest within 60 days of the date of the table.

(10)
Mr. Godshalk shares voting and investment power with his spouse with respect to 3,299 of the shares.

(11)
Mr. Trapani shares voting and investment power with his spouse with respect to 5,294 of the shares.

(12)
Includes 434,637 shares subject to restricted stock awards that are unvested as of March 31, 2012 and are therefore subject to restrictions on transfer and risk of forfeiture.

Stock Ownership Policy

        We have adopted a stock ownership policy for our officers and members of our board of directors. Under our stock ownership policy for officers, our chief executive officer is expected to acquire and hold at least that number of vested shares of our common stock as has an aggregate market value of no less than three times his current annual rate of salary and each other officer is expected to acquire and hold that number of shares as has an aggregate market value of not less than one times his current annual rate of salary. Under our stock ownership policy for directors, each director is expected to acquire and hold that number of vested shares as has an aggregate market value of not less than $200,000.

        We expect our officers to attain their stock ownership targets within five years of their first appointment as officers or, if later, by December 31, 2014. We expect our directors to attain their stock ownership targets within five years of the date of their first election to the board, or, if later, by December 31, 2012.

        Until his or her stock ownership target is met, each executive officer and director is expected to retain at least two-thirds of the net shares that vest under any restricted stock award or that are acquired upon exercise of any option, after deducting shares withheld, sold or otherwise necessary to offset the payment of any exercise price or tax obligations. This retention requirement is limited, in the case of executive officers, to awards made in 2010 and thereafter. If the value of vested shares held by an officer or director who has met the applicable stock ownership target drops below the target due to a subsequent decline in our stock price, the retention requirement is reinstated until the applicable target is again met.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2011 our directors, officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, with the exceptions noted below.

  •
  Form 4 reports to disclose the disposition to the Company of shares of our common stock to satisfy tax withholding obligations upon the vesting of restricted stock awards were filed late with respect to individual transactions involving the following officers and numbers of shares: Mr. Daly, 2,181 shares; Mr. Boecke, 2,181 shares; Mr. Cole, 569 shares; Mr. Hwang, 2,161 shares; Mr. Hildreth, 2,181 shares; and Mr. Jablonski, 1,403 shares.

  •
  One late Form 4 report was filed by Mr. Weigold regarding the sale of 10,000 shares of our common stock.

  •
  Form 4 reports to disclose the receipt by each of our non-employee directors, Messrs. Hess, Godshalk, McAloon, Trapani and Weigold and Ms. Markham, of annual equity-based compensation in the form of restricted stock awards, in each case for 2,113 shares of our common stock, were filed late.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS

Audit Committee Report

        The primary role of our audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the board, and the audit process and the independent auditors' qualifications, independence and performance.

        Management is responsible for establishing and maintaining the company's system of internal controls and for preparation of the company's financial statements. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent auditors, and has also met separately with our independent auditors, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

        The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2011 with management and the independent auditors. As part of this review, the audit committee discussed with PricewaterhouseCoopers the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The audit committee has received from PricewaterhouseCoopers a written statement describing all relationships between that firm and Hittite that might bear on the auditors' independence, consistent with Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The audit committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors' provision of any consultation and other non-audit services to Hittite is compatible with maintaining the auditors' independence.

        Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that Hittite's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission.

                      Ernest L. Godshalk, Chair
                      Rick D. Hess
                      Cosmo S. Trapani

Our Auditors

        PricewaterhouseCoopers LLP have been selected by the audit committee of the board of directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2012. PricewaterhouseCoopers also served as our auditors in 2011. We expect that representatives of PricewaterhouseCoopers will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

 Fees for Professional Services

        The following is a summary of the fees for professional services rendered by PricewaterhouseCoopers LLP for 2011 and 2010:

	Fees
Fee category	2011	2010
Audit fees	$594,500	$583,700
Audit-related fees	—	—
Tax fees	168,586	186,260
All other fees	3,775	14,738

Total Fees	$766,861	$784,698

        Audit fees.    Audit fees represent fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements and related expenses.

        Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

        Tax fees.    Tax fees represent fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning and related expenses. These services include assistance with the preparation of federal, state, and foreign income tax returns.

        All other fees.    All other fees represent fees for products and services provided by PricewaterhouseCoopers LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

        Our audit committee approves each engagement for audit or non-audit services before we engage PricewaterhouseCoopers LLP to provide those services. All audit and non-audit services require pre-approval by the audit committee.

        Our audit committee's pre-approval policies or procedures do not allow our management to engage PricewaterhouseCoopers LLP to provide any specified services without specific audit committee preapproval of the engagement for those services. All of the services provided by PricewaterhouseCoopers LLP during 2011 were pre-approved.

Whistleblower Procedures

        Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our code of ethics. See "Information About Our Board of Directors and Management—Code of Ethics."

 OTHER MATTERS

Other Business

        Neither we nor our board of directors intends to propose any matters of business at the meeting other than the proposals described in this proxy statement. Neither we nor our board know of any matters to be proposed by others at the meeting.

Stockholder Proposals for 2013 Annual Meeting

        Under applicable rules of the Securities and Exchange Commission, a stockholder who intends to request that a proposal to be made at the 2013 annual meeting of stockholders be included in our 2013 proxy statement must submit the proposal to us by December 26, 2012. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with procedures established by the Securities and Exchange Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement.

        In addition, under our by-laws, for a stockholder's proposal to be brought before the 2013 annual meeting of our stockholders, the stockholder must give written notice to our Secretary at the address specified above not less than sixty (60) days and not more than ninety (90) days prior to the date set for the annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if the annual meeting of stockholders is to be held on a date prior to June 12, 2013, and if less than seventy (70) days' notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made of the date of the annual meeting.

ANNUAL MEETING OF STOCKHOLDERS OF

HITTITE MICROWAVE CORPORATION

May 15, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may vote online until 11:59 P.M. on May 14, 2012.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the annual meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

This proxy statement and our 2011 Annual Report to Stockholders are also available for viewing, printing and downloading at http://materials.proxyvote.com/43365Y.

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES ON PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1. Election of Directors — The following persons have been nominated for a one-year term

NOMINEES :

☐	FOR ALL NOMINEES	☐ Stephen G. Daly ☐ Ernest L. Godshalk ☐ Rick D. Hess ☐ Adrienne M. Markham ☐ Brian P. McAloon ☐ Cosmo S. Trapani ☐ Franklin Weigold

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: •

Proposal 2:	To approve, on an advisory basis, the compensation of the named executive officers	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal 3:	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HITTITE MICROWAVE CORPORATION

2 Elizabeth Drive
Chelmsford, Massachusetts 01824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen G. Daly and William W. Boecke as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Hittite Microwave Corporation held of record by the undersigned on April 9, 2012, at the Annual Meeting of Stockholders to be held at the office of Foley Hoag LLP at 155 Seaport Boulevard, Boston, Massachusetts 02210, on May 15, 2012, at 10:00 a.m. local time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)